Exhibit 99.1

For Immediate Release:

Coast Distribution System President & COO Joins Board of Directors

Jim Musbach Elected to Board of Directors; Number of Board Seats Expanded From Five to Six

MORGAN HILL, Calif., Nov. 21, 2007 — The Coast Distribution System, Inc. (AMEX: CRV) announced that Jim Musbach, President and Chief Operating Officer, was elected as a member of the Company’s Board of Directors by action of the Board.

The addition of Musbach expands the number of Coast’s Board members from five members to six, including four independent directors and two members of Coast’s management team. Musbach will serve as a Class II Director for a term ending at the 2008 Annual Meeting of Stockholders. Coast reported it expects that Mr. Musbach will be nominated for re-election to the Board at the 2008 Annual Meeting.

“We are pleased to have Jim on the Board and expect his appointment will bring additional knowledge and expertise to the Board level,” said Thomas R. McGuire, Chairman and CEO of Coast. “Jim brings an intimate understanding of our customers, markets and products to the Board. In addition, his past history with Coast, along with his current position as President and Chief Operating Officer, gives him a valuable perspective on Coast and its future.”

Before rejoining Coast in Sept. 2006, Musbach, age 57, served as Executive Vice President and General Manager of Raytek Corporation, where he directed global operations for their portable products division. While at Raytek, he successfully launched several new products, expanded sales channels and developed sources for contract manufacturing in Asia.

Prior to joining Raytek, Musbach served as President of Coast from 1994-1995. During this time, he implemented the strategy of shifting Coast’s product mix toward higher-margin and custom-manufactured private label products, a strategy Coast still employs today.

About The Coast Distribution System

The Coast Distribution System, Inc. (www.coastdistribution.com) is one of North American’s largest wholesale aftermarket suppliers of replacement parts, supplies and accessories for the recreational vehicle (RV), pleasure boat and outdoor recreation markets. Coast supplies more than 14,000 products from 500 manufacturers through 17 distribution centers located in the U.S. and Canada. Most of Coast’s customers consist of independently owned RV and marine dealers, supply stores and service centers. Coast is a publicly traded company on the American Stock Exchange under the ticker symbol CRV.

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Contact:

Sandra Knell, CFO

408-782-6686 / sknell@coastdist.com

or

Ryan McGrath

Lambert, Edwards & Associates, Inc.

616-233-0500 / mail@lambert-edwards.com

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